As filed with the Securities and
Exchange Commission on April 27, 2017

File No. 811-2631

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT [X]
OF 1940

AMENDMENT No. 40

CHESTNUT STREET EXCHANGE FUND
(Exact Name of the Registrant as Specified in Charter)

301 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Offices)

The Registrant’s Telephone Number: (610) 558-1750

Robert F. Amweg
Chestnut Street Exchange Fund
301 Bellevue Parkway
Wilmington, Delaware 19809
(Name and Address of Agent for Service)

Copy to:

Michael P. Malloy, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, Pennsylvania 19103-6996

TABLE OF CONTENTS

Page

PART A. INFORMATION REQUIRED IN A PROSPECTUS

Item 1.	Front and Back Cover Pages.

Inapplicable.

Item 2.	Risk/Return Summary: Investment Objectives/Goals.

Inapplicable.

Item 3.	Risk/Return Summary: Fee Table.

Inapplicable.

Item 4.	Risk/Return Summary: Investments, Risks and Performance.

Inapplicable.

Item 5.	Management.

(a) BlackRock Capital Management, Inc. (“BCM”) is the Fund’s investment adviser.

(b) Lawrence G. Kemp, CFA, has managed the Fund since 2013.

Item 6.	Purchase and Sale of Fund Shares.

(a) Inapplicable.

(b) Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by BNY Mellon Investment Servicing (U.S.) Inc., the Fund’s transfer agent and dividend disbursing agent, of a written request for redemption. The request must be accompanied by certificates (if issued).

Item 7.	Tax Information.

Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for tax purposes, regardless whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. The Fund may decide to distribute up to all of its long-term capital gains in the future.

Item 8.	Financial Intermediary Compensation.

Inapplicable.

Item 9.	Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.

(a)
The Fund’s investment objectives are to seek long-term growth of capital and, secondarily, current income. The investment objectives stated above may be changed by the Board of Managing General Partners without the approval of a majority of the Fund’s outstanding voting securities.

(b)
The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large market capitalizations. The Fund may also invest in other types of securities for temporary or defensive purposes, including preferred stocks, investment grade bonds and money market obligations such as U.S. Government securities, certificates of deposit and commercial paper. To the extent that the Fund is in a temporary or defensive position, it may not be able to meet its investment objectives. Generally, because many of the Fund’s portfolio securities have significant capital appreciation, the Fund does not sell its portfolio securities; however, sales of portfolio securities may be effected when the investment adviser believes a sale would be in the best interests of the Fund’s partners even though capital gains will be realized. The tax consequences of a sale of portfolio securities will be considered prior to a sale. Portfolio securities are also disposed of in connection with the redemption of shares in the Fund.

Up to 10% of the value of the Fund’s total assets may be invested in securities which are subject to legal or contractual restrictions on resale and which the Fund reasonably believes will be saleable after a two-year holding period pursuant to Rule 144 under the Securities Act of 1933, as amended.

The Fund may lend portfolio securities.

(c)
As with all mutual funds, a Limited Partner is subject to the risk that his or her investment could lose money. The Fund may not achieve its investment objectives. Since it purchases equity securities, the Fund is subject to the risk that stock prices may fall over short or extended periods of time. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is a principal risk of investing in the Fund.

Limited Partners generally are not personally liable for liabilities of the Fund. However, if the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to creditors of the Fund to the extent of such distributions, plus interest.

A Limited Partner has no right to take any part in the control of the Partnership business, and the exercise of such control would subject a Limited Partner to the personal liability of a General Partner for obligations of the Fund. It is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California and other states. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)	A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s Statement of Additional Information.

Item 10.	Management, Organization and Capital Structure.

(a)(1)
Pursuant to an Investment Advisory Agreement dated September 29, 2006, as amended on November 1, 2014 (the “Advisory Agreement”), the Fund’s investment adviser is BlackRock Capital Management, Inc. (“BCM” or the “Adviser”), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”), one of the largest publicly traded investment management firms in the United States. BCM and its affiliates had approximately $5.1 trillion in investment company and other portfolio assets under management as of December 31, 2016. A discussion regarding the basis for the Managing General Partners approving the Advisory Agreement is available in the Fund’s annual report to shareholders, dated December 31, 2016.

Subject to the supervision of the Fund’s Managing General Partners, BCM manages the Fund’s portfolio and is responsible for, makes decisions with respect to, and places orders for, all purchases and sales of the Fund’s portfolio securities.

The Advisory Agreement also provides that, subject to the supervision of the Fund’s Managing General Partners, BCM will provide a continuous investment program for the Fund’s portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. BCM will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. Further, it is the responsibility of BCM to: place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer; conform with all applicable laws, rules and regulations; and not invest its assets or the assets of any accounts advised by it in shares of the Fund, make loans for the purpose of purchasing or carrying shares, or make loans to the Fund.

For the services provided by BCM, and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay a fee, computed daily and payable monthly, based on the Fund’s average net assets. For the fiscal year ended December 31, 2016, the Fund paid an investment advisory fee aggregating 0.26% of its average daily net assets.

(a)(2)	The Fund management team at BCM is led by Lawrence G. Kemp, CFA, Managing Director and Portfolio Manager. Mr. Kemp is responsible for the Fund’s day-to-day management.

Mr. Kemp joined BlackRock in 2012. Mr. Kemp is head of BlackRock’s Fundamental Large Cap Growth equity team. Prior to joining BlackRock, Mr. Kemp was a Managing Director at UBS Global Asset Management.

Part B, the Statement of Additional Information, provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager and the portfolio manager’s ownership of securities in the Fund.

Item 11. Shareholder Information.

(a)
Pricing of Fund Shares. The Fund’s net asset value per share is determined as of the close of business of the New York Stock Exchange on each day it is open, usually 4 p.m. Eastern Time. The net asset value per share is computed by taking the total value of all assets of the Fund less its liabilities and dividing by the number of Fund shares outstanding. Securities for which market quotations are readily available are valued at their current market value in the principal market in which such securities are normally traded. These values are normally determined by (i) the last sales price, if the principal market is on the New York Stock Exchange or other securities exchange (or the closing bid price, if there has been no sales on such exchange on that day), or (ii) the most recent bid price, if the principal market is other than an exchange. Securities and other assets for which market quotations are not readily available or are questionable are valued at their fair value as determined in good faith using methods approved by the Managing General Partners. With respect to call options written on portfolio securities, the amount of the premium received is treated as an asset and amortized over the life of the option, and the price of an option to purchase identical securities upon the same terms and conditions is treated as a liability marked to the market daily. The price of options are normally determined by the last sales price on the principal exchange on which such options are normally traded (or the closing asked price if there has been no sales on such exchange on that day).

Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may suspend the right of redemption or postpone the date of payment upon redemption for any period during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, or during which (as determined by the Securities and Exchange Commission (the “SEC”) trading on said Exchange is restricted, or during which (as determined by the SEC) an emergency exists as a result of which disposal or valuation of portfolio securities is not reasonably practicable, or for such other periods as the SEC may permit. (The Fund may also suspend or postpone the recordation of the transfer of its shares upon the occurrence of any of the foregoing conditions.)

(b)	Inapplicable.

(c)
Redemption of Fund Shares. Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by BNY Mellon Investment Servicing (U.S.) Inc. (“BNY Mellon”), the Fund’s transfer agent and dividend disbursing agent, of a written request for redemption setting forth the name of the Fund, the investor’s account number and delivery instructions. The request must be accompanied by certificate(s) (if issued). The certificate(s) or, if certificates have not been issued, the written request, must be signed by each record owner exactly as the shares are registered and the signature(s) must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

Except to the extent shares are redeemed for cash pursuant to the Systematic Withdrawal Plan, the Fund intends to distribute upon redemption securities from its portfolio in-kind, valued at the same value used for purposes of next determining the Fund’s net asset value after the receipt of the request for redemption in proper form. The Fund may in its discretion pay part or all of redemption proceeds in cash. When received by the shareholder, the value of the securities from the portfolio may be greater or lesser than the value used in pricing the redemption and will be subject to market risk. In addition, the shareholder may incur brokerage fees and other expenses upon the sale of these securities.

The proceeds of redemption will be paid as soon as possible but not later than seven days after the request for redemption is received with the required documentation. The Fund or the SEC may suspend the right of redemption or delay payment during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); when trading on that exchange is restricted or an emergency exists which makes disposal or valuation of portfolio securities impracticable; or during such other period as the SEC may by order permit.

Investors may, by notice in writing to the transfer agent, elect to participate in the Systematic Withdrawal Plan (the “Plan”). Participants in the Plan may elect to receive quarterly in cash as a partial redemption of their shares up to 3/4 of 1% of the net asset value of their shares as of the close of trading on the New York Stock Exchange on the last trading day of each calendar quarter. The Fund does not intend to impose a charge upon investors for participating in the Plan. Participants may withdraw from the Plan at any time by written notice to BNY Mellon.

The net asset value of the Fund’s shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund’s portfolio securities at the time of redemption or repurchase.

(d)
Dividends and Distributions. Since January 1, 1998, the Fund has been deemed a corporation, rather than a partnership, for federal income tax purposes. In connection with this change in its federal tax status, the Fund elected to be taxed as a regulated investment company (a “RIC”). To qualify for treatment as a RIC under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued under it, the Fund must meet certain income, diversification and distribution requirements. For example, to qualify as a RIC, the Fund must pay as dividends each year at least 90% of its investment company taxable income which includes, but is not limited to, taxable interest, dividends and short-term capital gains less expenses. The Fund intends to continue its historic policy of regular and quarterly dividends and to pay an additional dividend at year-end so that total distributions for each year equal 100% of its net investment company taxable income (before the deduction of such dividends). The Fund currently intends to retain all of its net long-term capital gains. The Fund may decide to distribute up to all of its net long-term capital gains in the future.

(e)
Frequent Purchases and Redemptions of Fund Shares. The Board of Managing General Partners has not adopted formal policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders due to the nature of the Fund and the nature of the procedures for redeeming the Fund’s shares.

(f)
Tax Consequences. The Fund has elected, and intends to continue to qualify as a RIC under Subchapter M of Subtitle A, Chapter 1 of the Code. The Code’s RIC provisions provide pass-through treatment of taxable income similar to that provided under the Code’s partnership rules. Therefore, to the extent that the Fund’s earnings are distributed to its partners as required by the RIC provisions of the Code, the Fund itself will not be required to pay federal income tax. If for any taxable year the Fund elected not to be a RIC or failed to qualify as a RIC, all its taxable income would be subject to tax at regular corporate rates without any deduction for distributions to partners. In that event, partners would recognize dividend income on distributions to the extent of the Fund’s current and accumulated earnings and profits.

Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be taxable as ordinary income in determining a partner’s gross income for federal income tax purposes, regardless whether the partner receives these distributions in cash or shares. The Fund currently intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. Each partner will be required to report his allocable portion of the Fund’s gain, but each partner will also receive a tax credit for his allocable portion of the tax paid by the Fund. In addition, any retained capital gains, net of tax, will generally increase a partner’s investment (and tax basis) in the Fund. The Fund will inform each partner as to the amount and nature of such income or gains. The Fund may change this policy at any time and decide to distribute up to all of its net long-term gains in the future.

Because the Fund is not continuously offered pursuant to a public offering, regularly traded on an established securities market or does not have at least 500 partners at all times during the taxable year, certain expenses incurred by the Fund that if paid by an individual would be deductible only as “miscellaneous itemized deductions” are generally not deductible by the Fund. Instead each partner will be treated as if it received a dividend in an amount equal to its allocable share of such expenses of the Fund and then having paid such expenses itself. For non-corporate taxpayers, such expenses will generally be itemized deductions and must be aggregated with certain other “miscellaneous itemized deductions” and may be deducted only to the extent such aggregate expenses exceed 2% of such taxpayer’s adjusted gross income. Additionally itemized deductions will be reduced as a taxpayer’s income exceeds certain thresholds. Finally such expenses are generally not deductible in computing the alternative minimum tax for non-corporate taxpayers. The Fund will provide the partners information on the expenses that are passed through to the partners.

Under the Code, the current maximum long-term capital gain tax rate applicable to individuals, estates, and trusts is 20%. In addition, individuals, trusts and estates with income above certain thresholds are subject to a Medicare contribution tax on net investment income at the rate of 3.8%. Investment income includes dividends, interest and capital gains. Fund distributions to individual partners attributable to dividends received by the Fund from U.S. and certain “qualified” foreign corporations will generally be taxed at the long-term capital gain rate, as long as certain other requirements are met. For these lower rates to apply, the individual partners must have owned their Fund shares for at least 61 days during the 121-day period beginning on the date that is 60 days before the Fund’s ex-dividend date (and the Fund will need to have met a similar holding period requirement with respect to the shares of the corporation paying the qualifying dividend). The amount of the Fund’s distributions that qualify for this favorable tax treatment may be reduced as a result of the Fund’s securities lending activities (if any), a high portfolio turnover rate or investments in debt securities or “non-qualified” foreign corporations.

Partners will generally recognize taxable gain or loss on a sale, exchange or redemption of their shares based on the difference between their tax basis in the shares and the amount received for them. Generally, partners recognize long-term capital gain or loss if they have held their Fund shares for over twelve months at the time they dispose of them. (To aid in computing the tax basis in the shares, partners generally should retain their account statements for the period during which they have held shares.) Any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a disposition of shares of the Fund may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of the Fund. If disallowed, the loss will be reflected in an upward adjustment to the basis of the shares acquired.

For shares acquired through reinvestment of dividends or after January 1, 2012, the Fund (or relevant broker or financial advisor) is required to compute and report to the Internal Revenue Service (“IRS”) and furnish to partners cost basis information when such shares are sold or exchanged. The Fund has elected to use the First-In, First-Out method, unless you instruct the Fund to use a different IRS-accepted cost basis method, or choose to specifically identify your shares at the time of each sale or exchange. If your account is held by your broker or other financial advisor, they may select a different cost basis method. In these cases, please contact your broker or other financial advisor to obtain information. You should carefully review the cost basis information provided by the Fund and make any additional basis, holding period or other adjustments that are required when reporting these amounts on your federal and state income tax returns. Partners should consult with their tax advisors to determine the best IRS-accepted cost basis method for their tax situation and to obtain more information about how the new cost basis reporting requirements apply to them.

The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

The above federal income tax discussion relates only to partners who are individual U.S. citizens or residents. Each partner should consult with his tax adviser for further information regarding federal, state, local and foreign tax consequences relevant to his specific tax situation.

(g)	Inapplicable.

Item 12. Distribution Arrangements.

Inapplicable.

Item 13. Financial Highlights Information.

Inapplicable.

PART B.	INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Chestnut Street Exchange Fund – CHNTX

Item 14.	Cover Page and Table of Contents.

(a)
This Statement of Additional Information for Chestnut Street Exchange Fund (the “Fund”) is not a prospectus and should be read in conjunction with the Fund’s Part A dated April 27, 2017. The financial statements and notes thereto included in the Fund’s Annual Report are incorporated by reference into this Statement of Additional Information. Copies of the prospectus for the Fund dated April 27, 2017 and the Annual Report may be obtained, without charge by writing the Fund at 301 Bellevue Parkway, Wilmington, Delaware 19809 or by calling toll-free at (800) 852‑4750. Capitalized terms used but not defined herein have the same meanings as in the Part A. The date of this Statement of Additional Information is April 27, 2017.

(b)

Item 15. Fund History.

The Fund is a limited partnership organized as of March 23, 1976 under the Uniform Limited Partnership Act of California. In 1997, the Fund elected to be governed by the California Revised Limited Partnership Act as enacted by the State of California and hereafter amended, set forth presently at Sections 15661 and following, of the Corporations Code of the State of California.

Item 16. Description of the Fund and its Investments and Risks.

(a)	Classification. The Fund is a diversified open-end, management investment company.

(b)
Investment Strategies and Risks. The Fund may write exchange-traded covered call options on portfolio securities up to 25% of the value of its assets. The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than deliver portfolio securities upon exercise of the option.

(c)	Fund Policies.

The Fund’s fundamental policies which may not be changed without the approval of a majority of the Fund’s outstanding voting securities are as follows:

(1)	The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)).

(2)
The Fund will not purchase securities on margin or sell any securities short. The Fund will not purchase or write puts, calls, straddles or spreads with respect to any security except that (i) the Fund may write call options on securities constituting not more than 25% of the value of its assets if the option is listed on a national securities exchange and, at all times while the option is outstanding, the Fund owns the securities against which the option is written or owns securities convertible into such securities, and (ii) the Fund may purchase call options in closing purchase transactions to liquidate its position as an option writer.

(3)
The Fund will not borrow money except from banks in amounts which in the aggregate do not exceed 10% of the value of its assets at the time of borrowing. This borrowing provision is not for purposes of leverage but is intended to facilitate the orderly sale of portfolio securities to accommodate abnormally heavy redemption requests, and to pay subscription fees due with respect to the exchange without having to sell portfolio securities. Securities may be purchased for the Fund’s portfolio while borrowings are outstanding.

(4)	The Fund will not act as an underwriter (except as it may be deemed such in a sale of restricted securities owned by it).

(5)
It is not the policy of the Fund to concentrate its investments in any particular industry, but if it is deemed advisable in light of the Fund’s investment objectives, up to 25% of the value of its assets may be invested in any one industry. The Fund will not be required to reduce holdings in a particular industry if, solely as a result of price changes, the value of such holdings exceeds 25% of the value of the Fund’s total assets.

(6)	The Fund will not purchase or sell real estate or real estate mortgage loans.

(7)	The Fund will not purchase or sell commodities or commodity contracts.

(8)
The Fund will not make loans except by (i) the purchase of debt securities in accordance with its investment objectives and (ii) the loaning of securities against collateral consisting of cash or securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, which is equal at all times to at least 100% of the value of the securities loaned. The Fund will lend portfolio securities only when its investment adviser believes that the net return to the Fund in consideration of the loan is reasonable, that any fee paid for placing the loan is reasonable and based solely upon services rendered, that the loan is consistent with the Fund’s investment objectives, and that no affiliate of the Fund or of its investment adviser is involved in the lending transaction or is receiving any fees in connection therewith. The Fund will not have the right to vote securities loaned, but will have the right to terminate such a loan at any time and receive back equivalent securities and to receive amounts equivalent to all dividends and interest paid on the securities loaned.

(9)	The Fund will not:

(A)	Mortgage, pledge or hypothecate its assets except to secure borrowings described in policy (3) above and in amounts not exceeding 10% of the value of its assets.

(B)	Invest more than 5% of its assets at the time of purchase in the securities of any one issuer (exclusive of securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities).

(C)	Purchase securities if such purchase would result in its owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

(D)	Invest in securities of companies which have a record, together with their predecessors, of less than five years of continuous operation.

(E)
Purchase or hold securities of any company if, to its knowledge, those General Partners of the Fund and those directors and officers above the level of Senior Vice President of its investment adviser beneficially owning more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of the securities of such company taken at market value.

(F)
Purchase the securities of other investment companies except that the Fund has accepted for exchange shares of common stock of Coca-Cola International Corporation in accordance with the limitations imposed by the 1940 Act.

(G)	Purchase oil, gas or other mineral leases or partnership interests in oil, gas or other mineral exploration programs.

(H)
Knowingly purchase or otherwise acquire any equity or debt securities which are subject to legal or contractual restrictions on resale if, as a result thereof, more than 10% of the value of its assets would be invested in such securities.

(I)	Invest in companies for the purpose of exercising control or management.

Any investment policy or restriction in these policies (1)-(9) that involves a maximum percentage of securities or assets, with the exception of liquidity and borrowing determinations, shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

The Fund’s investment policies which are not deemed fundamental and may be changed without shareholder approval are as follows:

The Fund does not intend to engage in any significant degree in short-term trading. Portfolio turnover is not expected to exceed 15%, although the Fund reserves the right to exceed this turnover rate. The tax consequences of a sale of portfolio securities will be considered prior to a sale, but sales will be effected when the investment adviser believes a sale would be in the best interests of the Fund’s shareholders even though capital gains will be realized.

The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than by delivering portfolio securities upon exercise of the option.

In connection with policy (5) above, the Securities and Exchange Commission (the “SEC”) considers a concentration to mean 25% or more in any one industry and the ability of the Fund to concentrate its investments up to 25% of the value of its assets in any one industry means up to, but not including 25%.

(d)	Temporary Defensive Position. Inapplicable.

(e)	Portfolio Turnover. Inapplicable.

(f)
Disclosure of Portfolio Holdings. The Board of Managing General Partners has not adopted formal policies and procedures with respect to disclosure of portfolio holdings due to the nature of the Fund. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Fund will generally be permitted; however, information may be disclosed to other third parties only upon approval by the Chief Compliance Officer (“CCO”), who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality as determined by the CCO. The identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the investment adviser and its affiliates, the administrator, the Fund’s independent registered public accounting firm, the Fund’s custodian, the Fund’s legal counsel, the Fund’s financial printer, and the Fund’s proxy voting service. These entities are obligated to keep such information confidential. Third-party providers of custodial or accounting services to the Fund may release non-public portfolio holdings information of the Fund only with the permission of Portfolio Representatives.

(g)	Money Market Fund Material Events. Inapplicable.

Item 17. Management of the Fund.

(a)	The Managing General Partners and officers of the Fund, their addresses, ages, principal occupations during the past five years and other affiliations are:

Name, Address and Age	Position with the Fund and Length of Time Served	Principal Occupations During Past 5 Years and Current Affiliations	Number of Portfolios in Fund Complex[1] Overseen by Managing General Partners	Other Directorships[2] Held by Managing General Partner During the Past 5 Years
Disinterested Managing General Partners
Gordon L. Keen, Jr. c/o BNY Mellon Investment Servicing (US) Inc. 103 Bellevue Parkway Wilmington, DE 19809 Age: 72	Managing General Partner since 2006	Senior Vice President, Law & Corporate Department, Airgas, Inc. (Radnor, PA-based distributor of industrial, medical and specialty gases, and welding and safety equipment and supplies) from January 1992 to January 2006.	1	None
Langhorne B. Smith c/o BNY Mellon Investment Servicing (US) Inc. 103 Bellevue Parkway Wilmington, DE 19809 Age: 80	Managing General Partner since 1997	Retired. President and Director, The Sandridge Corporation (private investment company); Director, Claneil Enterprises, Inc. (private investment company).	1	None
David R Wilmerding, Jr. c/o BNY Mellon Investment Servicing (US) Inc. 103 Bellevue Parkway Wilmington, DE 19809 Age: 81	Managing General Partner since 1976; Chairman of the Managing General Partners since 2006	Retired. Chairman, Wilmerding & Associates (investment advisers) from February 1989 to 2006.	1	Director, Beaver Management Corporation.

Name, Address and Age	Position with the Fund and Length of Time Served	Principal Occupations During Past 5 Years and Current Affiliations	Number of Portfolios in Fund Complex[1] Overseen by Managing General Partners	Other Directorships[2] Held by Managing General Partner During the Past 5 Years
Officers
Robert F. Amweg, CMA, MBA Vigilant Compliance LLC Gateway Corporate Center, Suite 216 223 Wilmington West Chester Pike Chadds Ford, PA 19317 Age: 64	President and Chief Compliance Officer since 2014	Compliance Director, Vigilant Compliance LLC since 2013; Consultant to the financial services industry since 2012; Chief Financial Officer, Turner Investments, LP 2007-2012.	N/A	N/A
John Boyle, CPA, MBA Vigilant Compliance LLC Gateway Corporate Center, Suite 216 223 Wilmington West Chester Pike Chadds Ford, PA 19317 Age: 63	Chief Financial Officer since 2012	Director, Vigilant Compliance LLC since 2006.	N/A	N/A
Michael P. Malloy Drinker Biddle & Reath LLP One Logan Square Suite 2000 Philadelphia, PA 19103 Age: 57	Secretary since 2001	Secretary of Chestnut Street Exchange Fund; Partner in the law firm of Drinker Biddle & Reath LLP.	N/A	N/A

1.	The Fund Complex includes all registered investment companies that are advised by the Adviser or one of its affiliated investment advisers.

2.	Directorships of companies required to report to the SEC under the Securities Exchange Act of 1934, as amended (i.e., “public companies”) or other investment companies registered under the 1940 Act.

(b)(1)
Leadership Structure and Board of Managing General Partners. The business and affairs of the Fund are managed by its Managing General Partners. The Adviser manages the Fund’s investments and BNY Mellon Investment Servicing (U.S.) Inc., (“BNY Mellon”) administers the Fund and they retain other service providers, as necessary. All parties engaged to render services to the Fund are subject to the oversight of the Board. The Chairman, an independent Managing General Partner, presides at meetings and oversees preparation of the meeting agenda. The Board conducts regular quarterly meetings in person. The Board also relies on professionals, such as the independent registered public accountants and legal counsel, to assist the Managing General Partners in performing their oversight responsibility. The Board has established an audit committee described below. The Board believes that its leadership structure is appropriate because it enables the Board to exercise informed and independent judgment over matters under its purview by the frequent communications with professionals retained to serve the Fund, including the Adviser, BNY Mellon, legal counsel, financial and accounting professionals and compliance personnel that enhance the Board’s oversight. The Board also believes its leadership structure is appropriate since it oversees one Fund that is not opened to new investors.

The Board performs its risk oversight function for the Fund through a combination of direct oversight by the Board as a whole and its audit committee and indirectly through the Adviser, BNY Mellon, Fund officers, the Fund’s Chief Compliance Officer and other service providers. The Fund is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. Day-to-day risk management functions are within the responsibilities of the Adviser and BNY Mellon to carry out the Fund’s investment management and business affairs, respectively. The Board provides risk oversight through: receiving and reviewing on a regular basis reports from the Adviser and BNY Mellon; receiving, reviewing and approving compliance policies and procedures; periodic meetings with the Fund’s portfolio manager to review investment policies, strategies and risks; and meeting regularly with the Fund’s Chief Compliance Officer to discuss compliance findings and issues. The Board also relies on the Adviser and BNY Mellon, with respect to day-to-day operations and activities of the Fund, to create and maintain processes and controls to minimize risk and the likelihood of adverse effects on the Fund’s business and reputation.

(b)(2)
The Fund has established an Audit Committee, consisting of Messrs. Keen, Smith (Chairman) and Wilmerding, the Independent Managing General Partners. The Audit Committee annually considers the engagement and compensation of the Fund’s independent registered public accounting firm, oversees the audit process and reviews with the auditors the scope and results of the audit of the Fund’s financial statements. The Audit Committee held three meetings in 2016.

(b)(3)	Inapplicable.

(b)(4)	As of December 31, 2016, the Managing General Partners owned the following Fund shares.

Name of Managing General Partner	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen By Managing General Partner in Family of Investment Companies[1]
Disinterested
Gordon L. Keen, Jr.	$1 - $10,000	$1 - $10,000
Langhorne B. Smith	$10,001 - $50,000	$10,001 - $50,000
David R. Wilmerding, Jr.	$1 - $10,000	$1 - $10,000

1.
A Family of Investment Companies means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services and have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The Chestnut Street Exchange Fund is not a member of a Family of Investment Companies.

(b)(5)	Inapplicable.

(b)(6)	Inapplicable.

(b)(7)	Inapplicable.

(b)(8)	Inapplicable.

(b)(9)	Inapplicable.

(b)(10)
The information in the table above includes each Managing General Partner’s principal occupation during the last five years. Each Managing General Partner possesses extensive additional experience, skills and attributes relevant to his qualifications to serve as a Managing General Partner. The cumulative background of each Managing General Partner led to the conclusion that each Managing General Partner should serve as a Managing General Partner for the Fund. Mr. Keen, an attorney by training, has demonstrated leadership and management abilities evidenced in his senior executive position at an industrial distributor. His legal training and business acumen is helpful to the Board its oversight responsibilities of the Fund’s general operations. Mr. Smith, a CPA, has extensive experience in private investment companies. His knowledge of the investment management industry is helpful to the Board in carrying out its oversight responsibilities with respect to the Adviser. Mr. Wilmerding owned and operated a registered investment adviser and has extensive experience in securities, financial services and mutual funds. His background in investment management and the financial services industry brings practical knowledge and contributes to the Board’s oversight of the Adviser as well as the operations of the Fund.

(c)
Effective January 27, 2016, each Managing General Partner was paid $7,600 annually and $3,000 for attendance at four regularly scheduled Board meetings, plus reimbursement for reasonable expenses incurred in attending the meetings. The Fund pays the Chairman an additional $8,000 annually. Effective July 1, 2016, each Managing General Partner is paid an annual retainer of $10,000 and $750 for each Board meeting attended. The Fund currently pays the President $5,000, the Chief Compliance Officer $27,000 and the Chief Financial Officer $19,600 for their services annually. Drinker Biddle & Reath LLP, of which Mr. Malloy is a partner, receives fees from the Fund for legal services. The following table provides information concerning the compensation of each of the Fund’s Managing General Partners for services rendered during the Fund’s last fiscal year ended December 31, 2016:

Name of Person/ Position	Aggregate Compensation From the Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from the Fund and Fund Complex[1]
Disinterested
Edward J. Roach* Managing General Partner	$2,500	N/A	N/A	$2,500
Gordon L. Keen, Jr. Managing General Partner	$11,650	N/A	N/A	$11,650
Langhorne B. Smith Managing General Partner	$11,650	N/A	N/A	$11,650
David R. Wilmerding, Jr. Chairman of the Managing General Partners	$19,650	N/A	N/A	$19,650

1.
A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies.

*	Mr. Edward J. Roach retired as a Managing General Partner effective February 5, 2016.

(d)	Inapplicable.

(e)
Codes of Ethics. The Fund and the investment adviser have adopted codes of ethics under Rule 17j-1 of the 1940 Act that (i) establish procedures for personnel with respect to personal investing; (ii) prohibit or restrict certain transactions that may be deemed to create a conflict of interest between personnel and the Fund; and (iii) permit personnel to invest in securities that may be purchased or held by the Fund.

(f)	Proxy Voting Policies and Procedures.

The Board of Managing General Partners has delegated the responsibility of voting proxies with respect to the portfolio securities purchased and/or held by the Fund to the Adviser, subject to the Board’s continuing oversight. In exercising its voting obligations, the Adviser is guided by its general fiduciary duty to act prudently and in the interest of the Fund. The Adviser will consider factors affecting the value of the Fund’s investments and the rights of shareholders in its determination on voting portfolio securities.

The Adviser has adopted proxy voting procedures with respect to voting proxies relating to portfolio securities held by the Fund. The Adviser employs a third party service provider to assist in the voting of proxies. These procedures have been provided to the service provider, who analyzes the proxies and makes recommendations, based on the Adviser’s policy, as to how to vote such proxies. A summary of the Adviser’s Proxy Voting Policies and Procedures is attached as Appendix A to this SAI.

Information regarding how the Fund voted proxies, if any, relating to portfolio securities held in the Fund’s portfolio for the most recent 12-month period ended June 30 is available, without charge, upon request, by calling (800) 852-4750 or by visiting the SEC’s website at http://www.sec.gov.

Item 18. Control Persons and Principal Holders of Securities.

(a) (b)	Control Persons and Principal Holders. As of April 1, 2017, no investor owned beneficially more than 5% of the Fund’s outstanding equity securities, except as follows:

Name and Address of Holder	Approximate Percentage of Ownership on April 1, 2017
Cede & Co Box 20, Bowling Green Station New York, NY 10004	38.923%
Wendy E. Jordan Trust 65 Woodland Way Piedmont, CA 94611	8.8376%

(c)	Management Ownership. As of April 1, 2017, all officers and Managing General Partners of the Fund as a group beneficially owned less than 1% of the Fund’s outstanding equity securities.

Item 19. Investment Advisory and Other Services.

(a)
Investment Adviser. Pursuant to an Investment Advisory Agreement dated September 29, 2006, as amended on November 1, 2014 (the “Advisory Agreement”), the Fund’s investment adviser is BlackRock Capital Management, Inc. (“BCM” or “Adviser”), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”).

For the services provided by BCM and the expenses assumed by it under the Advisory Agreement, until November 1, 2014 the Fund paid BCM a fee, computed daily and payable monthly, at the annual rate of 4/10ths of 1% of the first $100,000,000 of the Fund’s net assets, plus 3/10ths of 1% of the net assets exceeding $100,000,000. Effective November 1, 2014, the Advisory Agreement was amended to provide for the Fund to pay BCM a fee, computed daily and paid monthly at the annual rate of 0.32% of the first $100,000,000 of the Fund’s net assets, plus 0.24% of the next $100,000,000 of the Fund’s net assets, plus 0.26% of the Fund’s net assets exceeding $200,000,000, which fee is reduced by an annual charge of $36,000 that is charged ratably against the monthly payments.

The Fund paid $692,186, $584,384 and $566,215 for investment advisory services for the years ended December 31, 2014, 2015 and 2016, respectively, to BCM.

Until November 1, 2014, BCM was responsible for providing administrative services to the Fund and paid BNY Mellon to provide those services.

(b)	Inapplicable.

(c)	BCM has agreed to bear all expenses incurred by it in connection with its activities other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

(d)
Administration and Accounting Agent. Effective November 1, 2014, BNY Mellon serves as administrator to the Fund pursuant to an administration and accounting services agreement (the “Administration Agreement”). BNY Mellon is an indirect, wholly-owned subsidiary of the Fund’s custodian, The Bank of New York Mellon Corporation. BNY Mellon has agreed to furnish to the Fund statistical and research data, clerical, accounting and bookkeeping services, and certain other services required by the Fund. In addition, BNY Mellon has agreed to prepare and file various reports with the appropriate regulatory agencies and prepare materials required by the SEC or any state securities commission having jurisdiction over the Fund. For its services to the Fund, BNY Mellon is entitled to receive an accounting and administration fee calculated at an annual rate of: 0.08% of the first $100,000,000, plus 0.06% of the next $100,000,000, plus 0.04% of the average net assets in excess of $200,000,000, plus $36,000 per year.

The Fund paid $30,497, $179,603 and $176,553, respectively to BNY Mellon for administrative and accounting services for the period from November 1, 2014 through December 31, 2014, for the years ended December 31, 2015 and 2016, respectively .

(e)	Inapplicable.

(f)	Inapplicable.

(g)	Inapplicable.

(h)	Other Service Providers.

The custodian of the Fund’s portfolio securities is The Bank of New York Mellon Corporation located at One Wall Street, New York, New York 10286. The custodian has agreed to provide certain services as custodian for the Fund. For its services, the custodian receives .0125% of the Fund’s annual average gross assets, fees for particular transactions and reimbursement of out-of-pocket expenses. The custodian was paid $31,782, $29,226 and $32,573 for the years ended December 31, 2014, 2015 and 2016, respectively.

The Fund’s transfer agent and dividend disbursing agent is BNY Mellon located at 4400 Computer Drive, Westborough, Massachusetts 01581. BNY Mellon is an indirect, wholly-owned subsidiary of The Bank of New York Mellon Corporation. For its services, the Fund paid BNY Mellon fees equal to $40,741, $42,571 and $38,640 for the years ended December 31, 2014, 2015 and 2016, respectively.

The Fund’s independent registered public accounting firm is BBD, LLP, located at 1835 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103. The following is a general description of the services performed by BBD, LLP: auditing and reporting upon financial statements; and reporting on internal control structure for inclusion in Form N-SAR.

Item 20. Portfolio Manager

Other Accounts Managed by the Portfolio Manager

As of December 31, 2016, Lawrence Kemp managed or was a member of the management team for the following client accounts:

	Number of Other Accounts Managed and Assets by Account Type			Number of Other Accounts and Assets for Which Advisory Fee is Performance-Based
Name of Portfolio Manager	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
Lawrence Kemp	17	3	2	0	0	0
	$12.5 Billion	$1.12 Billion	$630.7 Million	$0	$0	$0

Portfolio Manager Potential Material Conflicts of Interest

BlackRock has built a professional working environment, firm-wide compliance culture and compliance procedures and systems designed to protect against potential incentives that may favor one account over another. BlackRock has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, BlackRock furnishes investment management and advisory services to numerous clients in addition to the Fund, and BlackRock may, consistent with applicable law, make investment recommendations to other clients or accounts (including accounts which are hedge funds or have performance or higher fees paid to BlackRock, or in which portfolio managers have a personal interest in the receipt of such fees), which may be the same as or different from those made to the Fund. In addition, BlackRock, its affiliates and significant shareholders and any officer, director, shareholder or employee may or may not have an interest in the securities whose purchase and sale BlackRock recommends to the Fund. BlackRock, or any of its affiliates or significant shareholders, or any officer, director, shareholder, employee or any member of their families may take different actions than those recommended to the Fund by BlackRock with respect to the same securities. Moreover, BlackRock may refrain from rendering any advice or services concerning securities of companies of which any of BlackRock’s (or its affiliates’ or significant shareholders’) officers, directors or employees are directors or officers, or companies as to which BlackRock or any of its affiliates or significant shareholders or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information. Certain portfolio managers also may manage accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund. It should also be noted that a portfolio manager may be managing hedge fund and/or long only accounts, or may be part of a team managing hedge fund and/or long only accounts, subject to incentive fees. Such portfolio managers may therefore be entitled to receive a portion of any incentive fees earned on such accounts. Currently, the portfolio manager of this fund is not entitled to receive a portion of incentive fees of other accounts.

As a fiduciary, BlackRock owes a duty of loyalty to its clients and must treat each client fairly. When BlackRock purchases or sells securities for more than one account, the trades must be allocated in a manner consistent with its fiduciary duties. BlackRock attempts to allocate investments in a fair and equitable manner among client accounts, with no account receiving preferential treatment. To this end, BlackRock has adopted policies that are intended to ensure reasonable efficiency in client transactions and provide BlackRock with sufficient flexibility to allocate investments in a manner that is consistent with the particular investment discipline and client base, as appropriate.

Portfolio Manager Compensation Overview

The discussion below describes the portfolio manager’s compensation as of December 31, 2016.

BlackRock’s financial arrangements with its portfolio managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a performance-based discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BlackRock.

Base compensation. Generally, portfolio managers receive base compensation based on their position with the firm.

Discretionary Incentive Compensation. Generally, discretionary incentive compensation for Active Equity portfolio managers is based on a formulaic compensation program. BlackRock’s formulaic portfolio manager compensation program is based on team revenue and pre-tax investment performance relative to appropriate competitors or benchmarks over 1-, 3- and 5-year performance periods, as applicable. In most cases, these benchmarks are the same as the benchmark or benchmarks against which the performance of the Funds or other accounts managed by the portfolio managers are measured. BlackRock’s Chief Investment Officers determine the benchmarks or rankings against which the performance of funds and other accounts managed by each portfolio management team is compared and the period of time over which performance is evaluated. With respect to the portfolio manager, such benchmarks for the Fund and other accounts are: Russell 1000 Growth Index; Russell 1000 Growth Index in EUR; S&P 500 Index; Russell 1000 Growth Custom Index; MSTAR US Large-Cap Growth Equity; MSTAR Large Growth; MSTAR Large Blend; MSTAR Mid-Cap Growth.

A smaller element of portfolio manager discretionary compensation may include consideration of: financial results, expense control, profit margins, strategic planning and implementation, quality of client service, market share, corporate reputation, capital allocation, compliance and risk control, leadership, technology and innovation. These factors are considered collectively by BlackRock management and the relevant Chief Investment Officers.

Distribution of Discretionary Incentive Compensation. Discretionary incentive compensation is distributed to portfolio managers in a combination of cash and BlackRock, Inc. restricted stock units which vest ratably over a number of years. For some portfolio managers, discretionary incentive compensation is also distributed in deferred cash awards that notionally track the returns of select BlackRock investment products they manage and that vest ratably over a number of years. The BlackRock, Inc. restricted stock units, upon vesting, will generally be settled in BlackRock, Inc. common stock. Typically, the cash portion of the discretionary incentive compensation, when combined with base salary, represents more than 60% of total compensation for the portfolio managers. Paying a portion of discretionary incentive compensation in BlackRock, Inc. stock puts compensation earned by a portfolio manager for a given year “at risk” based on BlackRock’s ability to sustain and improve its performance over future periods. Providing a portion of discretionary incentive compensation in deferred cash awards that notionally track the BlackRock investment products they manage provides direct alignment with investment product results.

Long-Term Incentive Plan Awards — From time to time long-term incentive equity awards are granted to certain key employees to aid in retention, align their interests with long-term shareholder interests and motivate performance. Equity awards are generally granted in the form of BlackRock, Inc. restricted stock units that, once vested, settle in BlackRock, Inc. common stock. The portfolio manager of this Fund has unvested long-term incentive awards.

Deferred Compensation Program — A portion of the compensation paid to eligible United States-based BlackRock employees may be voluntarily deferred at their election for defined periods of time into an account that tracks the performance of certain of the firm’s investment products. Any portfolio manager who is either a managing director or director at BlackRock with compensation above a specified threshold is eligible to participate in the deferred compensation program.

Other Compensation Benefits. In addition to base salary and discretionary incentive compensation, portfolio managers may be eligible to receive or participate in one or more of the following:

Incentive Savings Plans — BlackRock, Inc. has created a variety of incentive savings plans in which BlackRock employees are eligible to participate, including a 401(k) plan, the BlackRock Retirement Savings Plan (RSP), and the BlackRock Employee Stock Purchase Plan (ESPP). The employer contribution components of the RSP include a company match equal to 50% of the first 8% of eligible pay contributed to the plan capped at $5,000 per year, and a company retirement contribution equal to 3-5% of eligible compensation up to the Internal Revenue Service limit ($270,000 for 2017). The RSP offers a range of investment options, including registered investment companies and collective investment funds managed by the firm. BlackRock contributions follow the investment direction set by participants for their own contributions or, absent participant investment direction, are invested into a target date fund that corresponds to, or is closest to, the year in which the participant attains age 65. The ESPP allows for investment in BlackRock common stock at a 5% discount on the fair market value of the stock on the purchase date. Annual participation in the ESPP is limited to the purchase of 1,000 shares of common stock or a dollar value of $25,000 based on its fair market value on the purchase date. All of the eligible portfolio managers are eligible to participate in these plans.

Securities Ownership of the Portfolio Manager

As of December 31, 2016, the dollar range of securities beneficially owned by the portfolio manager in the Fund is shown below:

Portfolio Manager	Fund(s) Managed	Dollar Range of Equity Securities of the Fund Owned[1]
Lawrence Kemp, CFA	Chestnut Street Exchange Fund	None

Item 21. Brokerage Allocation and Other Practices.

(a)
The Fund effects transactions in portfolio securities through brokers and dealers. The Fund paid aggregate brokerage commissions of $164, $0 and $1,296 for the years ended December 31, 2014, 2015 and 2016, respectively.

(b)	Inapplicable.

(c)
In executing portfolio transactions, the Adviser seeks to obtain the best price and most favorable execution for the Fund, taking into account such factors as the price (including the applicable brokerage commission or dealer spread), size of the order, difficulty of execution and operational facilities of the firm involved. While the Adviser generally seeks reasonably competitive commission rates, payment of the lowest commission or spread is not necessarily consistent with obtaining the best price and execution in particular transactions.

(d)	Inapplicable.

(e)	Inapplicable.

Item 22. Capital Stock and Other Securities.

(a)
The Fund has one class of partnership interest, no par value (the “Shares”). All Shares are entitled to participate equally in distributions declared by the Board of Managing General Partners. Each full Share entitles the record holder thereof to one full vote, and each fractional Share to a fractional vote, on all matters submitted to the shareholders. Partners are not entitled to cumulative voting in elections for the Managing General Partners. Each Share has equal liquidation rights. There are no pre-emptive rights or conversion rights.

The Fund is a limited partnership formed under The California Revised Limited Partnership Act of California. Limited Partners generally are not personally liable for liabilities of the Fund. However, it is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California or other states. If the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to certain creditors of the Fund to the extent of such distributions, plus interest. The Fund believes that, because of the nature of the Fund’s business, the assets and insurance of the Fund and of the General Partners, and the Fund’s ability to contract with third parties to prevent recourse by the party against a Limited Partner, it is unlikely that Limited Partners will receive distributions which have to be returned or that they will be subject to liability as General Partners. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund. The rights of the holders of Shares may not be modified otherwise than by the vote of a majority of outstanding shares.

(b)	Inapplicable.

Item 23. Purchase, Redemption, and Pricing of Shares.

(a)	Inapplicable.

(b)	Inapplicable.

(c)	See Item 11(a).

(d)	Inapplicable.

(e)	Inapplicable.

Item 24. Taxation of the Fund.

The U.S. Federal income tax considerations generally affecting the Fund are described in the Prospectus. No attempt is made to present a detailed explanation of the tax treatment of the Fund, and the discussion in the Prospectus is not intended as a substitute for careful tax planning, and does not address special rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, financial institutions and foreign investors. Each prospective partner is urged to consult his or her own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in the Fund. The summary in the Prospectus is based on the laws in effect on April 27, 2017. Future legislative or administrative changes or court decisions may significantly alter these tax consequences, and any such changes or decisions may be retroactive.

For federal income tax purposes, the Fund is permitted to carry forward a net capital loss in any year to offset its own capital gains, if any, during the eight years following the year of the loss. For capital losses realized in taxable years beginning after December 22, 2010, the eight-year limitation has been eliminated, so that any capital losses realized by the Fund in the taxable year beginning January 1, 2011 and in subsequent taxable years are permitted to be carried forward indefinitely. However, losses incurred in taxable years beginning after December 22, 2010 are used before losses incurred in years beginning on or before December 22, 2010.

As of December 31, 2016, the Fund had no capital loss carryforward for federal income tax purposes.

Although the Fund is a corporation for federal income tax purposes and has elected to be taxed as a RIC, the Fund expects that it will continue to be organized for all other purposes as a California limited partnership.

Item 25. Underwriters.

Inapplicable.

Item 26. Calculation of Performance Data.

Inapplicable.

Item 27. Financial Statements.

The audited financial statements, notes and related report of BBD, LLP, independent registered public accounting firm, contained in the Annual Report to partners for the fiscal year ended December 31, 2016 are incorporated herein by reference. No other parts of the Fund’s Annual Reports are incorporated herein by reference. The financial statements and notes thereto included in the Fund’s Annual Report have been incorporated herein in reliance upon the report of BBD, LLP given on the authority of said firm as experts in accounting and auditing. A copy of the Fund’s Annual Report may be obtained by writing to the Fund or by calling (302) 791-1112.

APPENDIX A

BlackRock Capital Management, Inc.

Proxy voting guidelines for U.S. securities

Contents

Contents	1
Introduction	2
Voting guidelines	2
Boards and directors	2
Auditors and audit-related issues	7
Capital structure proposals	8
Mergers, asset sales, and other special transactions	9
Remuneration and benefits	10
Social, ethical and environmental issues	13
General corporate governance matters	13
Appendix: Our approach to Say on Pay	16

2015 Proxy voting guidelines for U.S. securities
1

Proxy voting guidelines for U.S. securities

These guidelines should be read in conjunction with BlackRock’s Global Corporate Governance and Engagement Principles, which are available on-line at www.blackrock.com

Introduction

BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”) seek to make proxy voting decisions in the manner most likely to protect and promote the economic value of the securities held in client accounts. The following issue-specific proxy voting guidelines (the “Guidelines”) are intended to summarize BlackRock’s general philosophy on corporate governance matters and approach to issues that may commonly arise in the proxy voting context for U.S. securities.

These Guidelines are not intended to limit the analysis of individual issues at specific companies and are not intended to provide a guide to how BlackRock will vote in every instance. Rather, they share our view about corporate governance issues generally, and provide insight into how we typically approach issues that commonly arise on corporate ballots as well as our expectations of boards of directors. They are applied with discretion, taking into consideration the range of issues and facts specific to the company and the individual ballot item.

Voting guidelines

These guidelines are divided into six key themes which group together the issues that frequently appear on the agenda of annual and extraordinary meetings of shareholders.

The six key themes are:

►	Boards and directors

►	Auditors and audit-related issues

►	Capital structure, mergers, asset sales and other special transactions

►	Remuneration and benefits

►	Social, ethical and environmental issues

►	General corporate governance matters

Boards and directors

Director elections

BlackRock generally supports board nominees in most uncontested elections. BlackRock may withhold votes from certain directors on the board or members of particular board committees (or prior members, as the case may be) in certain situations, including, but not limited to:

► The independent chair or lead independent director and members of the governance committee, where a board fails to implement shareholder proposals that receive a majority of votes cast at a prior shareholder meeting, and the proposals, in our view, have a direct and substantial impact on shareholders’ fundamental rights or long-term economic interests.

2015 Proxy voting guidelines for U.S. securities
2

► The independent chair or lead independent director and members of the governance committee, where a board implements or renews a poison pill without seeking shareholder approval beforehand or within a reasonable period of time after implementation.

► The independent chair or lead independent director and members of the governance committee, where a board amends the charter/articles/by-laws such that the effect may be to entrench directors or to significantly reduce shareholder rights. In such cases, in determining whether to withhold support from directors, we will consider in part the company’s publicly stated rationale for the changes and whether the board has determined to seek shareholder approval beforehand or within a reasonable period of time after implementation.

► The independent chair or lead independent director, members of the nominating committee, and/or the longest tenured director(s), where we observe a lack of board responsiveness to shareholders on board composition concerns, evidence of board entrenchment, insufficient attention to board diversity, and/or failure to promote adequate board succession planning over time in line with the company’s stated strategic direction.

► An insider or affiliated outsider who sits on the board’s audit, compensation, nominating or governance committees (the “key committees”), which we believe generally should be entirely independent. However, BlackRock will examine a board’s complete profile when questions of independence arise prior to casting a withhold vote for any director. For controlled companies, as defined by the U.S. stock exchanges, we will only vote against insiders or affiliates who sit on the audit committee, but not other key committees.

► Members of the audit committee during a period when the board failed to facilitate quality, independent auditing, for example, if substantial accounting irregularities suggest insufficient oversight by that committee.

► Members of the audit committee during a period in which we believe the company has aggressively accounted for its equity compensation plans.

► Members of the compensation committee during a period in which executive compensation appears excessive relative to performance and peers, and where we believe the compensation committee has not already substantially addressed this issue.

► Members of the compensation committee where the company has repriced options without contemporaneous shareholder approval.

► The chair of the nominating committee, or where no chair exists, the nominating committee member with the longest tenure, where board member(s) at the most recent election of directors have received withhold votes from more than 30% of shares voting and the board has not taken appropriate action to respond to shareholder concerns. This may not apply in cases where BlackRock did not support the initial withhold vote.

► The chair of the nominating committee, or where no chair exists, the nominating committee member with the longest tenure, where the board is not composed of a majority of independent directors. However, this would not apply in the case of a controlled company.

► Where BlackRock obtains evidence that casts significant doubt on a director’s qualifications or ability to represent shareholders.

► Where it appears the director has acted (at the company or at other companies) in a manner that compromises his or her reliability in representing the best long-term economic interests of shareholders.

2015 Proxy voting guidelines for U.S. securities
3

► Where a director has a pattern of poor attendance at combined board and applicable key committee meetings. Excluding exigent circumstances, BlackRock generally considers attendance at less than 75% of the combined board and applicable key committee meetings by a board member to be poor attendance.

► Where a director has committed himself or herself to service on a large number of boards, such that we deem it unlikely that the director will be able to commit sufficient focus and time to a particular company (commonly referred to as “over-boarding”). While each situation will be reviewed on a case-by-case basis, BlackRock is most likely to withhold votes for over-boarding where a director is: 1) serving on more than four public company boards; or 2) is a chief executive officer at a public company and is serving on more than two public company boards in addition to the board of the company where they serve as chief executive officer.

If a board maintains a classified structure, it is possible that the director(s) with whom we have a particular concern may not be subject to election in the year that the concern arises. In such situations, if we have a concern regarding a committee or committee chair, we generally register our concern by withholding votes from all members of the relevant committee who are subject to election that year.

Director independence

We expect that a board should be majority independent. We believe that an independent board faces fewer conflicts and is best prepared to protect shareholder interests. Common impediments to independence in the U.S. may include, but are not limited to:

►	Employment by the company or a subsidiary as a senior executive within the previous five years

►	Status as a founder of the company

►	Substantial business or personal relationships with the company or the company’s senior executives

►	Family relationships with senior executives or founders of the company

►	An equity ownership in the company in excess of 20%

Board composition and effectiveness

We encourage boards to routinely refresh their membership to ensure the relevance of the skills, experience and attributes of each director to the work of the board. To ensure that the board remains effective, regular reviews of board performance should be carried out and assessments made of gaps in skills or experience amongst the members. BlackRock believes it is beneficial for new directors to be brought onto the board periodically to refresh the group’s thinking and to ensure both continuity and adequate succession planning. We believe that the nominating committee of the board has the ability to implement such refreshment. In identifying potential candidates, boards should take into consideration the diversity of experience and expertise of the current directors and how that might be augmented by incoming directors. We encourage boards to disclose their views on: the mix of competencies, experience and other qualities required to effectively oversee and guide management; the process by which candidates are identified and selected, including whether professional firms or other sources outside of incumbent directors’ networks have been engaged to identify and/or assess candidates; the process by which boards evaluate themselves and any significant outcomes of the evaluation process, without divulging inappropriate and/or sensitive details; the consideration given towards board diversity, including, but not limited to, diversity of gender, race, age, experience, and skills; and other factors taken into account in the nomination process.

While we support regular board refreshment, we are not opposed in principle to long-tenured directors nor do we believe that long board tenure is necessarily an impediment to director independence. We believe that a variety of director tenures within the boardroom can be beneficial to ensure board quality and continuity of experience; our primary concern is that board members are able to contribute effectively as corporate strategy evolves and business conditions change over time, and that all directors, regardless of tenure, demonstrate appropriate responsiveness to shareholders over time. We acknowledge that each director brings their own unique skills and experiences and that no single person can be expected to bring all relevant skill sets to a board; at the same time, we generally do not believe it is necessary or appropriate to have any particular director on the board solely by virtue of a singular background or specific area of expertise.

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As a result of the nominating committee’s responsibility for board composition and refreshment over time, we typically oppose shareholder proposals imposing arbitrary limits on the pool of directors from which shareholders can choose their representatives. However, where boards find that age limits or term limits are the most efficient and objective mechanism for ensuring periodic board refreshment, we generally defer to the board’s determination in setting such limits.

Board size

We generally defer to the board in setting the appropriate size. We believe directors are generally in the best position to assess what size is optimal to ensure a board’s effectiveness. However, we may oppose boards that appear too small to allow for effective shareholder representation or too large to function efficiently.

CEO and management succession planning

There should be a robust CEO and management succession plan in place at the board level that is reviewed and updated on a regular basis. We expect succession planning to cover both long-term planning consistent with the strategic direction of the company and identified leadership needs over time as well as short-term planning in the event of an unanticipated executive departure. We acknowledge that both internal and external management candidates may be considered, as informed by required skill sets and cultural fit considerations and as appropriate to the company’s circumstances. We encourage the company to explain its executive succession planning process, including where accountability lies within the boardroom for this task, without prematurely divulging sensitive information commonly associated with this exercise.

Classified board of directors/staggered terms

A classified board of directors is one that is divided into classes (generally three), each of which is elected on a staggered schedule (generally for three years). At each annual meeting, only a single class of directors is subject to reelection (generally one-third of the entire board).

We believe that classification of the board dilutes shareholders’ right to evaluate promptly a board’s performance and limits shareholder selection of their representatives. By not having the mechanism to immediately address concerns we may have with any specific director, we may be required to register our concerns through our vote on the directors who are subject to election that year (see “Director elections” for additional detail). Furthermore, where boards are classified, director entrenchment is more likely, because review of board service generally only occurs every three years. Therefore, we typically vote against classification and for proposals to eliminate board classification.

Contested director elections

Most director elections are not competitive, but shareholders are sometimes presented with competing slates of director candidates. Generally, such proxy contests are the result of a shareholder (or group of shareholders) seeking to change the company’s strategy or address failures in the board’s oversight of management. The details of proxy contests are assessed on a case-by-case basis. We evaluate a number of factors, which may include, but are not limited to: the qualifications of the dissident and management candidates; the validity of the concerns identified by the dissident; the viability of both the dissident’s and management’s plans; the likelihood that the dissident’s solutions will produce the desired change; and whether the dissidents represent the best option for enhancing long-term shareholder value.

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Cumulative voting for directors

Cumulative voting allocates one vote for each share of stock held, times the number of directors subject to election. A shareholder may cumulate his/her votes and cast all of them in favor of a single candidate, or split them among any combination of candidates. By making it possible to use their cumulated votes to elect at least one board member, cumulative voting is typically a mechanism through which minority shareholders attempt to secure board representation.

We typically oppose proposals that further the candidacy of minority shareholders whose interests do not coincide with our fiduciary responsibility. We may support cumulative voting proposals at companies where the board is not majority independent. We may support cumulative voting at companies that have a controlling shareholder. A cumulative voting structure is not consistent with a majority voting requirement, as it may interfere with the capacity of director candidates to achieve the required level of support. We may not support a cumulative voting proposal at a company that has adopted a majority voting standard.

Director compensation and equity programs

We believe that compensation for independent directors should be structured to align the interests of the directors with those of shareholders, whom the directors have been elected to represent. We believe that independent director compensation packages based on the company’s long-term performance and that include some form of long-term equity compensation are more likely to meet this goal; therefore, we typically support proposals to provide such compensation packages. However, we will generally oppose shareholder proposals requiring directors to own a minimum amount of company stock, as we believe that companies should maintain flexibility in administering compensation and equity programs for independent directors, given each company’s and director’s unique circumstances. As discussed in further detail under the heading “Equity compensation plans” below, we believe that companies should prohibit directors from engaging in transactions with respect to their long-term compensation that might disrupt the intended economic alignment between equity plan beneficiaries and shareholders.

Indemnification of directors and officers

We generally support reasonable but balanced protection of directors and officers. We believe that failure to provide protection to directors and officers might severely limit a company’s ability to attract and retain competent leadership. We generally support proposals to provide indemnification that is limited to coverage of legal expenses. However, we may oppose proposals that provide indemnity for: breaches of the duty of loyalty; transactions from which a director derives an improper personal benefit; and actions or omissions not in good faith or those that involve intentional misconduct.

Majority vote requirements

BlackRock generally supports proposals seeking to require director election by majority vote. Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives. We note that majority voting is not appropriate in all circumstances, for example, in the context of a contested election. We also recognize that some companies with a plurality voting standard have adopted a resignation policy for directors who do not receive support from at least a majority of votes cast. Where we believe that the company already has a sufficiently robust majority voting process in place, we may not support a shareholder proposal seeking an alternative mechanism.

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Risk oversight

Companies should have an established process for identifying, monitoring and managing key risks, and independent directors should have ready access to relevant management information and outside advice, as appropriate, to ensure they can properly oversee risk management. We encourage companies to provide transparency as to the optimal risk levels, how risk is measured and how risks are reported to the board. We are particularly interested to understand how risk oversight processes evolve in response to changes in corporate strategy and/or shifts in the business and related risk environment. Boards should clearly explain their approach to risk oversight, including where accountability lies within the boardroom for this activity, especially where there are multiple individuals or board committees tasked with oversight of various risks.

Separation of chairman and CEO positions

We believe that independent leadership is important in the board room. In the U.S. there are two commonly accepted structures for independent board leadership: 1) an independent chairman; or 2) a lead independent director. We assess the experience and governance track record of the independent chairman or lead independent director to understand capability and suitability to effectively and constructively lead a board. Our expectations of an individual in this role include, but are not limited to: being available to serve as an advisor to the CEO; contributing to the oversight of CEO and management succession planning; and being available to meet with shareholders when they have highly sensitive concerns about management or corporate governance issues. We generally consider the designation of a lead independent director as an acceptable alternative to an independent chair if the lead independent director has a term of at least one year and has powers to: 1) provide formal input into board meeting agendas; 2) call meetings of the independent directors; and 3) preside at meetings of independent directors. Where a company does not have a lead independent director that meets these criteria, we generally support the separation of chairman and CEO.

Shareholder access to the proxy

We believe that long-term shareholders should have the opportunity, when necessary and under reasonable conditions, to nominate individuals to stand for election to the boards of the companies they own and to have those nominees included on the company’s proxy card. This right is commonly referred to as “proxy access”. In our view, securing a right of shareholders to nominate directors without engaging in a control contest can enhance shareholders’ ability to participate meaningfully in the director election process, stimulate board attention to shareholder interests, and provide shareholders an effective means of directing that attention where it is lacking. Given the complexity of structuring an appropriate proxy access mechanism and the brevity required of shareholder proposals, we generally expect that a shareholder proposal to adopt proxy access will describe general parameters for the mechanism, while providing the board with flexibility to design a process that is appropriate in light of the company’s specific circumstances. Proxy access mechanisms should provide shareholders with a reasonable opportunity to use this right without stipulating overly restrictive or onerous parameters for use, and also provide assurances that the mechanism will not be subject to abuse by short-term investors, investors without a substantial investment in the company, or investors seeking to take control of the board. We will review proposals regarding the adoption of proxy access on a case-by-case basis.

Auditors and audit-related issues

BlackRock recognizes the critical importance of financial statements that provide a complete and accurate portrayal of a company’s financial condition. Consistent with our approach to voting on boards of directors, we seek to hold the audit committee of the board responsible for overseeing the management of the audit function at a company, and may withhold votes from the audit committee’s members where the board has failed to facilitate quality, independent auditing. We look to the audit committee report for insight into the scope of the audit committee’s responsibilities, including an overview of audit committee processes, issues on the audit committee’s agenda and key decisions taken by the audit committee. We take particular note of cases involving significant financial restatements or material weakness disclosures, and we expect timely disclosure and remediation of accounting irregularities.

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The integrity of financial statements depends on the auditor effectively fulfilling its role. To that end, we favor an independent auditor. In addition, to the extent that an auditor fails to reasonably identify and address issues that eventually lead to a significant financial restatement, or the audit firm has violated standards of practice that protect the interests of shareholders, we may also vote against ratification.

From time to time, shareholder proposals may be presented to promote auditor independence or the rotation of audit firms. We may support these proposals when they are consistent with our views as described above.

Capital structure proposals

Blank check preferred

We frequently oppose proposals requesting authorization of a class of preferred stock with unspecified voting, conversion, dividend distribution and other rights (“blank check” preferred stock) because they may serve as a transfer of authority from shareholders to the board and a possible entrenchment device. We generally view the board’s discretion to establish voting rights on a when-issued basis as a potential anti-takeover device, as it affords the board the ability to place a block of stock with an investor sympathetic to management, thereby foiling a takeover bid without a shareholder vote. Nonetheless, where the company appears to have a legitimate financing motive for requesting blank check authority, has committed publicly that blank check preferred shares will not be used for anti-takeover purposes, has a history of using blank check preferred stock for financings, or has blank check preferred stock previously outstanding such that an increase would not necessarily provide further anti-takeover protection but may provide greater financing flexibility, we may support the proposal.

Equal voting rights

BlackRock supports the concept of equal voting rights for all shareholders. Some management proposals request authorization to allow a class of common stock to have superior voting rights over the existing common or to allow a class of common to elect a majority of the board. We oppose such differential voting power as it may have the effect of denying shareholders the opportunity to vote on matters of critical economic importance to them.

When a management or shareholder proposal requests to eliminate an existing dual-class voting structure, we seek to determine whether the cost of restructuring will have a clear economic benefit to our clients’ portfolio(s). We evaluate these proposals on a case-by-case basis, and we consider the level and nature of control associated with the dual-class voting structure as well as the company’s history of responsiveness to shareholders in determining whether support of such a measure is appropriate.

Increase in authorized common shares

BlackRock considers industry specific norms in our analysis of these proposals, as well as a company’s history with respect to the use of its common shares. Generally, we are predisposed to support a company if the board believes additional common shares are necessary to carry out the firm’s business. The most substantial concern we might have with an increase is the possibility of use of common shares to fund a poison pill plan that is not in the economic interests of shareholders.

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Increase or issuance of preferred stock

These proposals generally request either authorization of a class of preferred stock or an increase in previously authorized preferred stock. Preferred stock may be used to provide management with the flexibility to consummate beneficial acquisitions, combinations or financings on terms not necessarily available via other means of financing. We generally support these proposals in cases where the company specifies the voting, dividend, conversion and other rights of such stock where the terms of the preferred stock appear reasonable.

Stock splits and reverse stock splits

We generally support stock splits that are not likely to negatively affect the ability to trade shares or the economic value of a share. We generally support reverse splits that are designed to avoid delisting or to facilitate trading in the stock, where the reverse split will not have a negative impact on share value (e.g. one class is reduced while others remain at pre-split levels). In the event of a proposal to reverse split that would not also proportionately reduce the company’s authorized stock, we apply the same analysis we would use for a proposal to increase authorized stock.

Mergers, asset sales, and other special transactions

In reviewing merger and asset sale proposals, BlackRock’s primary concern is the best long-term economic interests of shareholders. While these proposals vary widely in scope and substance, we closely examine certain salient features in our analyses. The varied nature of these proposals ensures that the following list will be incomplete. However, the key factors that we typically evaluate in considering these proposals include:

► For mergers and asset sales, we assess the degree to which the proposed transaction represents a premium to the company’s trading price. In order to filter out the effects of pre-merger news leaks on the parties’ share prices, we consider a share price from multiple time periods prior to the date of the merger announcement. In most cases, business combinations should provide a premium. We may consider comparable transaction analyses provided by the parties’ financial advisors and our own valuation assessments. For companies facing insolvency or bankruptcy, a premium may not apply.

► There should be a favorable business reason for the combination.

► Unanimous board approval and arm’s-length negotiations are preferred. We will consider whether the transaction involves a dissenting board or does not appear to be the result of an arm’s-length bidding process. We may also consider whether executive and/or board members’ financial interests in a given transaction appear likely to affect their ability to place shareholders’ interests before their own.

► We prefer transaction proposals that include the fairness opinion of a reputable financial advisor assessing the value of the transaction to shareholders in comparison to recent similar transactions.

Poison pill plans

Also known as Shareholder Rights Plans, these plans generally involve issuance of call options to purchase securities in a target firm on favorable terms. The options are exercisable only under certain circumstances, usually accumulation of a specified percentage of shares in a relevant company or launch of a hostile tender offer. These plans are often adopted by the board without being subject to shareholder vote.

Poison pill proposals generally appear on the proxy as shareholder proposals requesting that existing plans be put to a vote. This vote is typically advisory and therefore non-binding. We generally vote in favor of shareholder proposals to rescind poison pills.

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Where a poison pill is put to a shareholder vote, our policy is to examine these plans individually. Although we oppose most plans, we may support plans that include a reasonable ‘qualifying offer clause.’ Such clauses typically require shareholder ratification of the pill, and stipulate a sunset provision whereby the pill expires unless it is renewed. These clauses also tend to specify that an all cash bid for all shares that includes a fairness opinion and evidence of financing does not trigger the pill, but forces either a special meeting at which the offer is put to a shareholder vote, or the board to seek the written consent of shareholders where shareholders could rescind the pill in their discretion. We may also support a pill where it is the only effective method for protecting tax or other economic benefits that may be associated with limiting the ownership changes of individual shareholders.

Reimbursement of expenses for successful shareholder campaigns

Proxy contests and other public campaigns can be valuable mechanisms for holding boards of underperforming companies accountable to their shareholders. However, these campaigns can also lead to unwarranted cost and distraction for boards and management teams, and may be imposed by investors whose interests are not aligned with other investors. Therefore, we generally do not support proposals seeking the reimbursement of proxy contest expenses, even in situations where we support the shareholder campaign, as we believe that introducing the possibility of such reimbursement may incentivize disruptive and unnecessary shareholder campaigns.

Remuneration and benefits

We note that there are both management and shareholder proposals related to executive compensation that appear on corporate ballots. We generally vote on these proposals as described below, except that we typically oppose shareholder proposals on issues where the company already has a reasonable policy in place that we believe is sufficient to address the issue. We may also oppose a shareholder proposal regarding executive compensation if the company’s history suggests that the issue raised is not likely to present a problem for that company.

Advisory resolutions on executive compensation (“Say on Pay”)

In cases where there is a Say on Pay vote, BlackRock will respond to the proposal as informed by our evaluation of compensation practices at that particular company, and in a manner that appropriately addresses the specific question posed to shareholders. We describe in the Appendix herein (“Our approach to Say on Pay”) our beliefs and expectations related to executive compensation practices, our Say on Pay analysis framework, and our typical approach to engagement and voting on Say on Pay.

Advisory votes on the frequency of Say on Pay resolutions (“Say When on Pay”)

BlackRock will generally opt for a triennial vote on Say on Pay. We believe that shareholders should undertake an annual review of executive compensation and express their concerns through their vote on the members of the compensation committee. As a result, it is generally not necessary to hold a Say on Pay vote on an annual basis, as the Say on Pay vote merely supplements the shareholder’s vote on compensation committee members. However, we may support annual Say on Pay votes in some situations, for example, where we conclude that a company has failed to align pay with performance.

Claw back proposals

Claw back proposals are generally shareholder sponsored and seek recoupment of bonuses paid to senior executives if those bonuses were based on financial results that are later restated or were otherwise awarded as a result of deceptive business practices. We generally favor recoupment from any senior executive whose compensation was based on faulty financial reporting or deceptive business practices, regardless of that particular executive’s role in the faulty reporting. We typically support these proposals unless the company already has a robust claw back policy that sufficiently addresses our concerns.

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Employee stock purchase plans

An employee stock purchase plan (“ESPP”) gives the issuer’s employees the opportunity to purchase stock in the issuer, typically at a discount to market value. We believe these plans can provide performance incentives and help align employees’ interests with those of shareholders. The most common form of ESPP qualifies for favorable tax treatment under Section 423 of the Internal Revenue Code. Section 423 plans must permit all full-time employees to participate, carry restrictions on the maximum number of shares that can be purchased, carry an exercise price of at least 85 percent of fair market value on grant date with offering periods of 27 months or less, and be approved by shareholders. We will typically support qualified ESPP proposals.

Equity compensation plans

BlackRock supports equity plans that align the economic interests of directors, managers and other employees with those of shareholders. We believe that boards should establish policies prohibiting use of equity awards in a manner that could disrupt the intended alignment with shareholder interests, for example: use of the stock as collateral for a loan; use of the stock in a margin account; use of the stock (or an unvested award) in hedging or derivative transactions. We may support shareholder proposals requesting the board to establish such policies.

Our evaluation of equity compensation plans is based on a company’s executive pay and performance relative to peers and whether the plan plays a significant role in a pay-for-performance disconnect. We generally oppose plans that contain “evergreen” provisions allowing for the unlimited increase of shares reserved without requiring further shareholder approval after a reasonable time period. We also generally oppose plans that allow for repricing without shareholder approval. We may also oppose plans that provide for the acceleration of vesting of equity awards even in situations where an actual change of control may not occur. We encourage companies to structure their change of control provisions to require the termination of the covered employee before acceleration or special payments are triggered.

Finally, we may oppose plans where we believe that the company is aggressively accounting for the equity delivered through their stock plans.

Golden parachutes

Golden parachutes provide for compensation to management in the event of a change in control. We generally view golden parachutes as encouragement to management to consider transactions that might be beneficial to shareholders. However, a large potential payout under a golden parachute arrangement also presents the risk of motivating a management team to support a sub-optimal sale price for a company.

We may support shareholder proposals requesting that implementation of such arrangements require shareholder approval. We generally support proposals requiring shareholder approval of plans that exceed 2.99 times an executive’s current salary and bonus, including equity compensation.
When determining whether to support or oppose an advisory vote on a golden parachute plan (“Say on Golden Parachutes”), we normally support the plan unless it appears to result in payments that are excessive or detrimental to shareholders. In evaluating golden parachute plans, BlackRock may consider several factors, including:

•	whether we believe that the triggering event is in the best interest of shareholders;

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•	an evaluation of whether management attempted to maximize shareholder value in the triggering event;

•	the percentage of total transaction value that will be transferred to the management team, rather than shareholders, as a result of the golden parachute payment;

•	whether excessively large excise tax gross up payments are part of the payout;

•	whether the pay package that serves as the basis for calculating the golden parachute payment was reasonable in light of performance and peers; and/or

•	whether the golden parachute payment will have the effect of rewarding a management team that has failed to effectively manage the company.

It may be difficult to anticipate the results of a plan until after it has been triggered; as a result, BlackRock may vote against a Say on Golden Parachute proposal even if the golden parachute plan under review was approved by shareholders when it was implemented.

Option exchanges

BlackRock may support a request to exchange underwater options under the following circumstances: the company has experienced significant stock price decline as a result of macroeconomic trends, not individual company performance; directors and executive officers are excluded; the exchange is value neutral or value creative to shareholders; and there is clear evidence that absent repricing the company will suffer serious employee incentive or retention and recruiting problems. BlackRock may also support a request to exchange underwater options in other circumstances, if we determine that the exchange is in the best interest of shareholders.

Pay-for-Performance plans

In order for executive compensation exceeding $1 million to qualify for federal tax deductions, the Omnibus Budget Reconciliation Act (OBRA) requires companies to link that compensation, for the company’s top five executives, to disclosed performance goals and submit the plans for shareholder approval. The law further requires that a compensation committee comprised solely of outside directors administer these plans. Because the primary objective of these proposals is to preserve the deductibility of such compensation, we generally favor approval in order to preserve net income.

Pay-for-Superior-Performance

These are typically shareholder proposals requesting that compensation committees adopt policies under which a portion of equity compensation requires the achievement of performance goals as a prerequisite to vesting. We generally believe these matters are best left to the compensation committee of the board and that shareholders should not set executive compensation or dictate the terms thereof. We may support these proposals if we have a substantial concern regarding the company’s compensation practices over a significant period of time, the proposals are not overly prescriptive, and we believe the proposed approach is likely to lead to substantial improvement.

Supplemental executive retirement plans

BlackRock may support shareholder proposals requesting to put extraordinary benefits contained in Supplemental Executive Retirement Plans (“SERP”) agreements to a shareholder vote unless the company’s executive pension plans do not contain excessive benefits beyond what is offered under employee-wide plans.
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Social, ethical and environmental issues

Our fiduciary duty to clients is to protect and enhance their economic interest in the companies in which we invest on their behalf. It is within this context that we undertake our corporate governance activities. We believe that well-managed companies will deal effectively with the social, ethical and environmental (“SEE”) aspects of their businesses.

BlackRock expects companies to identify and report on the material, business-specific SEE risks and opportunities and to explain how these are managed. This explanation should make clear how the approach taken by the company best serves the interests of shareholders and protects and enhances the long-term economic value of the company. The key performance indicators in relation to SEE matters should also be disclosed and performance against them discussed, along with any peer group benchmarking and verification processes in place. This helps shareholders assess how well management is dealing with the SEE aspects of the business. Any global standards adopted should also be disclosed and discussed in this context.

We may vote against the election of directors where we have concerns that a company might not be dealing with SEE issues appropriately. Sometimes we may reflect such concerns by supporting a shareholder proposal on the issue, where there seems to be either a significant potential threat or realized harm to shareholders’ interests caused by poor management of SEE matters. In deciding our course of action, we will assess whether the company has already taken sufficient steps to address the concern and whether there is a clear and material economic disadvantage to the company if the issue is not addressed.

More commonly, given that these are often not voting issues, we will engage directly with the board or management. The trigger for engagement on a particular SEE concern is our assessment that there is potential for material economic ramifications for shareholders.

We do not see it as our role to make social, ethical or political judgments on behalf of clients. We expect investee companies to comply, at a minimum, with the laws and regulations of the jurisdictions in which they operate. They should explain how they manage situations where such laws or regulations are contradictory or ambiguous.

General corporate governance matters

We believe that shareholders should have the right to vote on key corporate governance matters, including on changes to governance mechanisms and amendments to the charter/articles/by-laws. We may vote against certain directors where changes to governing documents are not put to a shareholder vote within a reasonable period of time, in particular if those changes have the potential to impact shareholder rights (see “Director elections” herein). In cases where a board’s unilateral adoption of changes to the charter/articles/by-laws promotes cost and operational efficiency benefits for the company and its shareholders, we may support such action if it does not have a negative effect on shareholder rights or the company’s corporate governance structure.

When voting on a management or shareholder proposal to make changes to charter/articles/by-laws, we will consider in part the company’s and/or proponent’s publicly stated rationale for the changes, the company’s governance profile and history, relevant jurisdictional laws, and situational or contextual circumstances which may have motivated the proposed changes, among other factors. We will typically support changes to the charter/articles/by-laws where the benefits to shareholders, including the costs of failing to make those changes, demonstrably outweigh the costs or risks of making such changes.

Adjourn meeting to solicit additional votes

We generally support such proposals unless the agenda contains items that we judge to be detrimental to shareholders’ best long-term economic interests.

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Bundled proposals

We believe that shareholders should have the opportunity to review substantial governance changes individually without having to accept bundled proposals. Where several measures are grouped into one proposal, BlackRock may reject certain positive changes when linked with proposals that generally contradict or impede the rights and economic interests of shareholders.

Corporate political activities

Companies may engage in certain political activities, within legal and regulatory limits, in order to influence public policy consistent with the companies’ values and strategies, and thus serve shareholders’ best long-term economic interests. These activities can create risks, including: the potential for allegations of corruption; the potential for reputational issues associated with a candidate, party or issue; and risks that arise from the complex legal, regulatory and compliance considerations associated with corporate political activity. We believe that companies which choose to engage in political activities should develop and maintain robust processes to guide these activities and to mitigate risks, including a level of board oversight.

When presented with shareholder proposals requesting increased disclosure on corporate political activities, we may consider the political activities of that company and its peers, the existing level of disclosure, and our view regarding the associated risks. We generally believe that it is the duty of boards and management to determine the appropriate level of disclosure of all types of corporate activity, and we are generally not supportive of proposals that are overly prescriptive in nature. We may determine to support a shareholder proposal requesting additional reporting of corporate political activities where there seems to be either a significant potential threat or actual harm to shareholders’ interests and where we believe the company has not already provided shareholders with sufficient information to assess the company’s management of the risk.

Finally, we believe that it is not the role of shareholders to suggest or approve corporate political activities; therefore we generally do not support proposals requesting a shareholder vote on political activities or expenditures.

Other business

We oppose giving companies our proxy to vote on matters where we are not given the opportunity to review and understand those measures and carry out an appropriate level of shareholder oversight.

Reincorporation

Proposals to reincorporate from one state or country to another are most frequently motivated by considerations of anti- takeover protections, legal advantages, and/or cost savings. We will evaluate, on a case-by-case basis, the economic and strategic rationale behind the company’s proposal to reincorporate. In all instances, we will evaluate the changes to shareholder protection under the new charter/articles/by-laws to assess whether the move increases or decreases shareholder protections. Where we find that shareholder protections are diminished, we may support reincorporation if we determine that the overall benefits outweigh the diminished rights.

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IPO governance

We expect boards to consider and disclose how the corporate governance structures adopted upon initial public offering (“IPO”) are in shareholders’ best long-term interests. We also expect boards to conduct a regular review of corporate governance and control structures, such that boards might evolve foundational corporate governance structures as company circumstances change, without undue costs and disruption to shareholders.

We will typically apply a one-year grace period for the application of certain director-related guidelines (including, but not limited to, director independence and over-boarding considerations), during which we expect boards to take steps to bring corporate governance standards in line with our expectations.

Further, if a company qualifies as an emerging growth company (an “EGC”) under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will give consideration to the NYSE and NASDAQ governance exemptions granted under the JOBS Act for the duration such a company is categorized as an EGC. We expect an EGC to have a totally independent audit committee by the first anniversary of its IPO, with our standard approach to voting on auditors and audit-related issues applicable in full for an EGC on the first anniversary of its IPO.

Shareholders’ right to act by written consent

In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to solicit votes by written consent provided that: 1) there are reasonable requirements to initiate the consent solicitation process in order to avoid the waste of corporate resources in addressing narrowly supported interests; and 2) support from a minimum of 50% of outstanding shares is required to effectuate the action by written consent. We may oppose shareholder proposals requesting the right to act by written consent in cases where the proposal is structured for the benefit of a dominant shareholder to the exclusion of others, or if the proposal is written to discourage the board from incorporating appropriate mechanisms to avoid the waste of corporate resources when establishing a right to act by written consent. Additionally, we may oppose shareholder proposals requesting the right to act by written consent if the company already provides a shareholder right to call a special meeting that we believe offers shareholders a reasonable opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting.

Shareholders’ right to call a special meeting

In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to call a special meeting in cases where a reasonably high proportion of shareholders (typically a minimum of 15% but no higher than 25%) are required to agree to such a meeting before it is called, in order to avoid the waste of corporate resources in addressing narrowly supported interests. However, we may oppose this right in cases where the proposal is structured for the benefit of a dominant shareholder to the exclusion of others. We generally believe that a right to act via written consent is not a sufficient alternative to the right to call a special meeting.

Simple majority voting

We generally favor a simple majority voting requirement to pass proposals. Therefore, we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved. Nonetheless, in situations where there is a substantial or dominant shareholder, supermajority voting may be protective of public shareholder interests and we may support supermajority requirements in those situations.

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Appendix: Our Approach to Say on Pay

We describe herein our beliefs and expectations related to executive compensation practices, our Say on Pay analysis framework, and our typical approach to engagement and voting on Say on Pay. We provide our views on this issue in somewhat more detail than other issues covered in these Guidelines because of the particular focus on executive compensation matters in the U.S. Although we expect proxy disclosures to be the primary mechanism for companies to explain their executive compensation practices, we may engage with members of management and/or the compensation committee of the board, where concerns are identified or where we seek to better understand a company’s approach to executive compensation. We may also decline opportunities to engage with companies where we do not have any questions or concerns or believe that these Guidelines already cover the issues at hand.

Beliefs and Expectations Related to Executive Compensation Practices

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We believe that compensation committees are in the best position to make compensation decisions and should maintain significant flexibility in administering compensation programs, given their knowledge of the strategic plans for the company, the industry in which the company operates, the appropriate performance measures for the company, and other issues internal and/or unique to the company.

•
Companies should explicitly disclose how incentive plans reflect strategy and incorporate long-term shareholder value drivers; this discussion should include the commensurate metrics and timeframes by which shareholders should assess performance.

•
We support incentive plans that foster the sustainable achievement of results. Although we believe that companies should identify those performance measures most directly tied to shareholder value creation, we also believe that emphasis should be on those factors within management’s control to create economic value over the long-term, which should ultimately lead to sustained shareholder returns over the long-term. Similarly, the vesting timeframes associated with incentive plans should facilitate a focus on long-term value creation, as appropriate to that particular company.

•
While we do support the concept of compensation formulas that allow shareholders to clearly understand the rationale for compensation decisions, we do not believe that a solely formulaic approach to executive compensation necessarily drives shareholder value. BlackRock believes that compensation committees should use their discretion in designing incentive plans, establishing pay quanta, and finalizing compensation decisions, and should demonstrate how decisions are aligned with shareholder interests.

•
BlackRock does not discourage compensation structures that differ from market practice. However, where compensation practices differ substantially from market practice, e.g. in the event of unconventional incentive plan design or extraordinary decisions made in the context of transformational corporate events or turnaround situations, we expect clear disclosure explaining how the decisions are in shareholders’ best interests.

•
We understand that compensation committees are undertaking their analysis in the context of a competitive marketplace for executive talent. We acknowledge that the use of peer group evaluation by compensation committees can help ensure competitive pay; however we are concerned about the potential ratchet effect of explicit benchmarking to peers. We therefore believe that companies should use peer groups to maintain an awareness of peer pay levels and practices so that pay is market competitive, while mitigating potential ratcheting of pay that is disconnected from actual performance.

•
We expect companies to select peers that are broadly comparable to the company in question, based on objective criteria that are directly relevant to setting competitive compensation; we evaluate peer group selection based on factors including, but not limited to, business size, relevance, complexity, risk profile, and/or geography.

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•
We do not believe that arbitrary limits on potential compensation are necessarily in shareholders’ best interests if those limits have the potential to cap performance. However, we expect compensation committees to ensure that incentive plans do not incentivize excessive risk taking beyond the company’s determined risk appetite and that rewards are reasonable in light of returns to shareholders.

•
We do not set forth a preference between cash, restricted stock, performance based equity awards, and stock options, amongst other compensation vehicles. We acknowledge that each may have an appropriate role in recruiting and retaining executives, in incentivizing behavior and performance, and in aligning shareholders’ and executives’ interests. Compensation committees should clearly disclose the rationale behind their selection of pay vehicles and how these fit with intended incentives. We also observe that different types of awards exhibit varying risk profiles, and the risks associated with pay plan design should be in line with the company’s stated strategy and risk appetite.

•
We expect compensation committees to consider and respond to the shareholder voting results of relevant proposals at previous years’ annual meetings, and other feedback received from shareholders, as they evaluate compensation plans. At the same time, compensation committees should ultimately be focused on incentivizing long-term shareholder value creation and not necessarily on achieving a certain level of support on Say on Pay at any particular shareholder meeting.

Say on Pay Analysis Framework

•
We analyze the compensation practices in the context of the company’s stated strategy and identified value drivers and seek to understand the link between strategy, value drivers and incentive plan design.

•
We examine both target and realizable compensation in order to understand the compensation committee’s intended outcomes, to judge the appropriateness and rigor of performance measures and hurdles, and to assess the pay plan’s sensitivity to the performance of the company.

•
We review the pay and performance profiles of the company’s disclosed peer companies, as applicable, to identify relative outliers for potential further analysis. We supplement our analysis of the company’s stated peers with an independent review of peer companies as identified by third party vendors and our own analysis; part of this analysis includes an assessment of the relevance of the company’s stated peers and the potential impact the company’s peer selection may have on pay decisions.

•
We conduct our analysis over various time horizons, with an emphasis on a sustained period, generally 3-5 years; however we consider company-specific factors, including the timeframe the company uses for performance evaluation, the nature of the industry, and the typical business cycle, in order to identify an appropriate timeframe for evaluation.

•	We review key changes to pay components from previous years and consider the compensation committee’s rationale for those changes.

•
We examine extraordinary pay items (including but not limited to actual or contractual severance payments, inducement grants, one-time bonus and/or retention awards) to understand the compensation committee’s rationale and alignment with shareholder interests.

•
We may engage with members of management and/or the compensation committee of the board, where concerns are identified or where we seek to better understand a company’s approach to executive compensation.

•
We consider BlackRock’s historical voting decisions (including whether a concern that led to a previous vote against management has been addressed, or whether we determined to support management at previous shareholder meetings with the expectation of future change), engagement activity, other corporate governance concerns at the company, and the views of our portfolio managers.

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•	We assess the board’s responsiveness to shareholder voting results of relevant proposals at previous years’ annual meetings, and other feedback received from shareholders.

Engagement and Voting on Say on Pay

•
In many instances, we believe that direct discussion with issuers, in particular with the members of the compensation committee, can be an effective mechanism for building mutual understanding on executive compensation issues and for communicating any concerns we may have on executive compensation.

•
In the event that we determine engagement is not expected to lead to resolution of our concerns about executive compensation, we may consider voting against members of the compensation committee, consistent with our preferred approach to hold members of the relevant key committee of the board accountable for governance concerns. As a result, our Say on Pay vote is likely to correspond with our vote on the directors who are compensation committee members responsible for making compensation decisions.

•	We may determine to vote against the election of compensation committee members and/or Say on Pay proposals in certain instances, including but not limited to when:

o	We identify a misalignment over time between target pay and/or realizable compensation and company performance as reflected in financial and operational performance and/or shareholder returns;

o	We determine that a company has not persuasively demonstrated the connection between strategy, long-term shareholder value creation and incentive plan design;

o	We determine that compensation is excessive relative to peers without appropriate rationale or explanation, including the appropriateness of the company’s selected peers;

o	We observe an overreliance on discretion or extraordinary pay decisions to reward executives, without clearly demonstrating how these decisions are aligned with shareholders’ interests;

o	We determine that company disclosure is insufficient to undertake our pay analysis; and/or

o	We observe a lack of board responsiveness to significant investor concern on executive compensation issues.

PART C. OTHER INFORMATION

Item 28.	Exhibits.

(a)
Amended and Restated Certificate and Agreement of Limited Partnership is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 1998 (“Amendment No. 21”).

(b)(1)
Code of Regulations is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 26, 1996 (“Amendment No. 19”).

(b)(2)	Amendment No. 1 to the Code of Regulations is incorporated herein by reference to Exhibit No. 2(b) of Amendment No. 19.

(c)
See Articles IV, V, VI, VII and VIII of the Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Articles II, V and VI of the Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19.

(d)(1)
Advisory Agreement dated September 29, 2006 is incorporated herein by reference to Exhibit 2(d) of Amendment 30 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 27, 2007 (“Amendment No. 30”).

(d)(2)
Amendment No. 1 to the Advisory Agreement dated November 1, 2014 is incorporated herein by reference to Exhibit 2(d)(2) of Amendment 38 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 28, 2015 (“Amendment No. 38”).

(e)	Inapplicable.

(f)(1)	Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement dated January 1, 1998 is incorporated herein by reference to Exhibit No. 7 of Amendment No. 21.

(f)(2)
Amendment No. 1 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated October 24, 2002 is incorporated by reference to Exhibit (f)(2) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2003 (“Amendment No. 26”).

(f)(3)
Amendment No. 2 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated December 18, 2003 is incorporated by reference to Exhibit (f)(3) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 29, 2004 (“Amendment No. 27”).

(f)(4)
Amendment No. 3 to Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust Agreement, dated September 12, 2005, is incorporated by reference to Exhibit (f)(4) to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 28, 2006 (“Amendment No. 29”).

(f)(5)	Amended and Restated Fund Office Retirement Profit-Sharing Plan and Trust dated October 29, 2007 as filed with the SEC on April 28, 2009 (“Amendment No. 32”).

(g)
Custodian Services Agreement dated July 30, 2001 is incorporated herein by reference to Exhibit (g) of Amendment No. 25 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2002 (“Amendment No. 25”).

(h)(1)	Transfer Agency Agreement dated August 1, 1984 is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

(h)(2)	Amendment No. 1 dated July 31, 1986 to the Transfer Agency Agreement is incorporated herein by reference to Exhibit (h)(2) of Amendment No. 22.

(h)(3)
Amendment dated November 1, 2013 to the Transfer Agency Agreement is incorporated herein by reference to Exhibit (h)(2) of Amendment 37 to the Fund’s Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 28, 2014 (“Amendment No. 37”).

(h)(4)	Administration and Accounting Services Agreement dated November 1, 2014 incorporated herein by reference to Exhibit (h)(4) of Amendment No. 38.

(i)	Inapplicable.

(j)	Consent of BBD, LLP is filed herein.

(k)	Inapplicable.

(l)(1)	Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(a) of Amendment No. 19.

(l)(2)	Amendment No. 1 to Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(b) of Amendment No. 19.

(m)	Inapplicable.

(n)	Inapplicable.

(o)	Inapplicable.

(p)(1)	Code of Ethics of the Fund, as revised on October 26, 2016 is filed herein.

(p)(2)
Code of Ethics of BCM dated February 1, 2005 and last revised February 24, 2011, incorporated by reference to Exhibit (p)(2) of Amendment No. 35 to the Fund’s Registration Statement on Form N-1A (File No 811-2631) as filed with the SEC on April 27, 2012 (“Amendment No. 35”).

Item 29.	Persons Controlled by or under Common Control with the Fund.

Inapplicable.

Item 30. Indemnification.

Indemnification of the Fund’s Transfer Agent against certain stated liabilities is provided for in Section 16 of the Transfer Agency Agreement, which is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

The Fund has obtained from a major insurance carrier a director’s and officers’ liability policy covering certain types of errors and omissions.

Section 3.6 of Article III of the Fund’s Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Section 3.13 of Article III of the Fund’s Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19, each provide for the indemnification of the Fund’s Managing General Partners and officers.

Item 31.	Business and Other Connections of Investment Adviser.

The information required by this Item 31 with respect to each director, officer and partner of BCM is incorporated by reference to Schedules A and D of Form ADV filed by BCM with the SEC pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (SEC File No. 801-57038).

Item 32. Principal Underwriters.

Inapplicable.

Item 33. Location of Accounts and Records.

(1)	BlackRock Capital Management, Inc., 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its function as investment adviser).

(2)
BNY Mellon Investment Servicing (U.S.) Inc. (f/n/a PNC Global Investment Servicing (U.S.) Inc. and PFPC Inc.), 4400 Computer Drive, Westborough, Massachusetts 01581 (records relating to its functions as transfer agent, dividend disbursing agent, administrator and accounting agent).

(3)	The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286 (records relating to its function as custodian).

(4)	Drinker Biddle & Reath LLP, One Logan Square, Ste. 2000, Philadelphia, Pennsylvania 19103-6996 (charter, by-laws and minute books).

Item 34. Management Services.

Inapplicable.

Item 35. Undertakings.

Inapplicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Chestnut Street Exchange Fund has duly caused this Amendment No. 40 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wilmington, and State of Delaware, on the 27th day of April, 2017.

CHESTNUT STREET EXCHANGE FUND

By:	/s/ Robert F. Amweg
Robert F. Amweg, President

EXHIBIT INDEX

Exhibit	Description
(j)	Consent of BBD, LLP.
(p)(1)	Fund Code of Ethics.